WELLS FARGO ASSET SECURITIES CORPORATION
                             7430 New Technology Way
                               Frederick, MD 21703



                                  March 5, 2007

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

            Re:   Wells Fargo Asset Securities Corporation
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Ladies and Gentlemen:

            Pursuant to Rule 477 under the Securities Act of 1933, as amended, Wells Fargo Asset Securities Corporation (the "Registrant") hereby requests the withdrawal today of the Post-Effective Amendment No. 1 to Form S-3 Registration Statement (the "Amendment") filed on March 1, 2007 through the EDGAR system under File No. 333-131594, because it was inadvertently filed as a pre-effective amendment. The Registrant will re-file the Amendment as a post-effective amendment.


                                Very truly yours,


                                WELLS FARGO ASSET SECURITIES
                                CORPORATION


                                By:   /s/ Bradley A. Davis
                                   -------------------------
                                   Bradley A. Davis
                                   Vice President